MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Minaro Corp.

We consent to the use of our report dated January 27, 2018 with respect to the financial statements of Minaro Corp. as of November 30, 2017 and the related statements of operations, shareholders’ equity and cash flows for the period from March 14, 2017 (inception) through November 30, 2017 and to the use of our report dated March 9, 2018 with respect to the financial statements as of January 31, 2018 and the related statements of operations, shareholders’ equity and cash flows for the period from December 1, 2017 (short year) through January 31, 2018.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 23, 2018

/S/ Michael Gillespie & Associates, PLLC